Registration No. 333-47945
                                               Rule 424(b)(2)

PRICING SUPPLEMENT No. 22 Dated July 15, 1998 (To Prospectus dated April 3, 1998)

                         $3,000,000,000
                 HOUSEHOLD  FINANCE  CORPORATION
                        Medium Term Notes
           Due Nine Months or More from Date of Issue

Principal Amount:   $25,000,000

Price to Public:    100%          Proceeds to HFC: 99.917%

Issue Date:    July 20, 1998      Stated Maturity:  July 20, 2001

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on July 16, 1998.

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus 0.09%  (+ 9 basis points)

Interest Payment Dates:  On the 20th of January, April, July and
     October of each year, commencing October 20, 1998, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three Months.

Agent:  Merrill Lynch & Co., as Principal

Agent's Commission or Discount:  0.083%

O:\TR\MTN\MTN98.22